Exhibit 99.1

Press Release

CONTACT:	Tricia Haugeto
Array BioPharma Inc.
(303) 386-1193
thaugeto@arraybiopharma.com

ARRAY BIOPHARMA REPORTS FINANCIAL RESULTS FOR THE

FOURTH QUARTER AND FULL YEAR OF FISCAL 2005

Boulder, Colo., (August 8, 2005) - Array BioPharma Inc. (NASDAQ: ARRY) today reported financial results for the fourth quarter and the year ended June 30, 2005.

For the fourth quarter of fiscal 2005, Array reported total revenue of $12.0 million, compared to revenue of $10.4 million for the same period in fiscal 2004.  Collaboration revenue increased $1.9 million, compared to the same period last year, from new and expanded research collaborations.  Net loss was $6.7 million, or ($0.17) per share, for the fourth quarter, compared to a net loss of $3.7 million, or ($0.13) per share, for the same quarter in fiscal 2004.  Array ended the fourth quarter of fiscal 2005 with $92.7 million in cash and marketable securities.

“During fiscal 2005, we made significant progress on our cancer and inflammatory disease product pipeline,” said Robert E. Conway, Chief Executive Officer, Array BioPharma.  “In June, we filed an IND for our ErbB-2 / EGFR inhibitor, ARRY-334543.  This drug, Array’s second anti-cancer drug to enter the clinic, holds promise for treating patients with breast, lung and other types of cancer.”

Recent Accomplishments:

Advancing Proprietary Research Programs

•                  The investigational new drug (IND) application, filed with the U.S. Food & Drug Administration, is now in effect for ARRY-334543, allowing Array to proceed with human clinical studies in cancer patients.  ARRY-334543 is a potent, orally active, small molecule inhibitor of ErbB-2 and EGFR (dual inhibitor).

•                  Continued evaluating selective ErbB-2 inhibitors in preclinical models.

•                  Advanced ARRY-142886 (AZD6244), a novel MEK inhibitor for cancer, into a Phase Ib clinical trial, entitling Array to another milestone payment from AstraZeneca.

•                  Initiated regulated safety assessment for our lead MEK inhibitor, which has demonstrated potency and tolerability in preclinical models of human arthritis and COPD.

•                  Advanced our lead p38 inhibitor for inflammatory disease into process research and development to scale-up material for preclinical regulated safety assessment.

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Expanding Research Collaborations

•                  Extended and expanded a current collaboration with InterMune, Inc. to discover and develop novel small molecule inhibitors of the Hepatitis C Virus (HCV) NS3/4A protease.  The program, which began in 2002, has produced several promising candidates that are advancing toward IND-enabling studies.  Under the terms of the agreement, InterMune will fund drug discovery, preclinical testing, process development and cGMP manufacturing at Array and will provide milestone payments to Array based on the selection and progress of clinical drug candidates, as well as royalties on net sales of products derived from the collaboration.

•                  Commenced a second drug discovery collaboration with InterMune to create small molecule drugs focused on hepatitis.  InterMune will fund drug discovery research conducted by Array based on the number of Array scientists working on the research phase of the agreement and will be responsible for all development and commercialization. Array will be entitled to receive milestone payments based on the selection and progress of clinical drug candidates, as well as royalties on net sales of products derived from the collaborative efforts.

•                  Received a $1.0 million research milestone payment from Amgen Inc.  This was the second milestone payment received from a collaboration between Amgen and Array, which began in a January 2002.  Array is entitled to further payments from Amgen should additional program milestones be achieved.

Enhancing the Array Discovery Platform

•                  Signed a lease extension, with an option to expand, for Array’s Longmont, Colorado location, providing Array the ability to consolidate all research and laboratory-based development at a single location beginning in calendar year 2008.

•                  Expanded facilities and capability to manufacture and formulate clinical supplies in Array’s Longmont, Colorado location.

Strengthening Financial Position

•                  Achieved revenue of $12.0 million for the quarter, an increase of 16% over the same quarter last fiscal year, as a result of new and expanding collaborations and recognizing up front and milestone payments.

•                  Secured up to $15.0 million in financing for further equipment and facility expansion.

•                  Ended fiscal 2005 with a cash position of $92.7 million

Revenue for the fiscal year ended June 30, 2005, was $45.5 million, compared to revenue of $34.8 million for fiscal year 2004.  The net loss for the fiscal year ended June 30, 2005, was $23.4 million, or ($0.69) per share, compared to a net loss $26.0 million, or ($0.91) per share, reported in fiscal year 2004.

Array will hold a conference call on Tuesday, August 9, 2005, at 9:00 a.m. eastern time to discuss these results.  If there is any additional information provided during this call, it will be available on a replay of the call and as a web cast on www.arraybiopharma.com.  Robert E. Conway, Chief Executive Officer, and Michael Carruthers, Chief Financial Officer, will lead the call.

Conference Call Information

Date:	Tuesday, August 9, 2005
Time:	9:00 a.m. eastern time
Toll-Free:	(800) 289-0730
Toll:	(913) 981-5509
Pass Code:	7666114
Web Cast:	www.arraybiopharma.com

There will be a replay of the conference call for one week, which can be accessed in the United States by dialing toll-free (888) 203-1112, and outside the United States

(719) 457-0820.  The access code is 7666114.  Replay of the call will also be available as a web cast on Array’s web site at www.arraybiopharma.com.

About Array BioPharma:

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat life threatening and debilitating diseases.  Our proprietary drug development pipeline is focused on the treatment of cancer and inflammatory disease and includes clinical candidates that are designed to regulate therapeutically important targets.  In addition, leading pharmaceutical and biotechnology companies collaborate with Array to discover and develop drug candidates across a broad range of therapeutic areas. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties, including those discussed in our annual report filed on form 10-K for the year ended June 30, 2004, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties for their drug discovery activities, our ability to out-license our proprietary candidates on favorable terms, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates, the ability of our collaborators and of Array to meet drug objectives, including clinical trials, tied to milestones and royalties, and our ability to attract and retain experienced scientists and management. We are providing this information as of August 8, 2005. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

Array BioPharma Inc.

Condensed Statement of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months		Years Ended
	Ended June 30,		June 30,
	2005	2004	2005	2004

Revenue:
Collaboration revenue	$8,531	$6,601	$34,343	$28,186
License and milestone revenue	3,513	3,752	11,162	6,645
Total revenue	12,044	10,353	45,505	34,831

Operating expenses:
Cost of revenue including related research and development	10,278	8,500	38,108	31,640
Provision for excess inventory	—	—	—	5,616
Research and development for proprietary drug discovery	6,673	3,664	22,943	15,905
Selling, general and administrative	2,406	1,991	9,398	8,016
Total operating expenses	19,357	14,155	70,449	61,177

Loss from operations	(7,313)	(3,802)	(24,944)	(26,346)
Interest income	638	113	1,542	381
Net loss (1)	$(6,675)	$(3,689)	$(23,402)	$(25,965)

Basic and diluted net loss per share	$(0.17)	$(0.13)	$(0.69)	$(0.91)
Number of shares used to compute per share data	38,390	28,800	34,043	28,511

Summary Balance Sheet Data

(in thousands)

	June 30,	June 30,
	2005	2004

Cash, cash equivalents and marketable securities	$92,706	$37,446
Property, plant and equipment, gross	61,517	57,557
Working capital	80,505	25,905
Total assets	127,952	77,764
Long-term debt	10,000	—
Stockholders’ equity (2)	99,258	54,493

(1) Net loss for the three and twelve months ended June 30, 2004, includes approximately $116,000 and $462,000, respectively, of additional rent expense as a result of restatement.

(2) Stockholders’ equity as of June 30, 2004, as shown above, is reduced by $1.1 million as a result of restatement.

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